Exhibit 4(ddd)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

CPI ADJUSTED FIXED IMMEDIATE ANNUITY PAYMENT OPTION RIDER

This Rider is made a part of the Contract to which it is attached.  Except as stated in this Rider, it is subject to the provisions contained in the Contract.  Coverage under this Rider begins on the Rider Date as shown on the Contract Benefit Data Page.

This optional Rider makes an annuity payment option available that provides Scheduled Payments, Unscheduled Payments, Inflation Protection and Death Benefit.

Consumer Price Index - Urban – (“CPI”)
The Consumer Price Index - Urban (CPI) is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as published by the U.S. Bureau of Labor Statistics. The Lincoln National Life Insurance Company (we, our, us) reserve the right to substitute an appropriate index for the CPI, if:

1.	The CPI is discontinued, delayed or otherwise not available for this use; or

2.	The composition, base or method of, calculating the CPI changes so that we deem it inappropriate for use.

CPI Value
The CPI Value published for the CPI will be used in the calculation of the Reserve Value CPI Adjustment and the Scheduled Payment CPI Adjustment.

The initial CPI Value is shown on the Contract Benefit Data Page.  The initial CPI Value equals the CPI Value published in the calendar month immediately preceding the calendar month of the Rider Date.

Reserve Value
The Reserve Value is used to determine the amount available for Unscheduled Payments and Death Benefit, if any. The initial Reserve Value on the Rider Date equals the amount of the Contract Value allocated to the rider on the Rider Date less any deduction for premium taxes. The initial Reserve Value is shown on the Contract Benefit Data Page.

The Reserve Value after the Rider Date equals:

1.	The Contract Value on the Rider Date; plus

2.	Any Reserve Value CPI Adjustments; less

3.	Any Scheduled Payments; less

4.	Any Unscheduled Payments and related Unscheduled Payment Charges; less

5.	Any deductions for premium taxes.

If the deduction for an Unscheduled Payment and related Unscheduled Payment Charge and any deduction for premium taxes reduces the Reserve Value to zero, then this Rider will terminate.
If the deduction for a Scheduled Payment and any deduction for premium taxes reduces the Reserve Value to zero, the Rider will not terminate but there will be no further Reserve Value or Reserve Adjustments.

Reserve Value CPI Adjustment
The Reserve Value CPI Adjustment is applied each January 1st following the Rider Date. The Reserve Value CPI Adjustment is made before any deduction then due for a Scheduled Payment, an Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes. The Reserve Value CPI Adjustment can increase or decrease the Reserve Value depending on the change in the CPI Value.

After the Reserve Value CPI Adjustment, the Reserve Value will be equal to A + B, where:

A = The Reserve Value on December 31st of the calendar year preceding the January 1st Adjustment Date, after any deduction then due for a Scheduled Payment, an Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes;

B =	The applicable Reserve Value CPI Adjustment.

The Reserve Value CPI Adjustment will be equal to A times C, where:

A = The Reserve Value on December 31st of the calendar year preceding the January 1st Adjustment Date, after any deduction then due for a Scheduled Payment, an Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes;

C =	The applicable Reserve Value CPI Adjustment Rate.

Reserve Value CPI Adjustment (continued)
The first Reserve Value CPI Adjustment rate will be calculated on the January 1st immediately following the Rider Date.  The first Reserve Value CPI Adjustment Rate will be equal to (D/E) – 1, where:

D = The CPI Value published in December of the calendar year immediately preceding the first January 1st Adjustment Date; and

E = The initial CPI Value shown on Contract Benefit Data Page.

Subsequent Reserve Value CPI Adjustment Rates will be calculated on each subsequent January 1st.  Each subsequent Reserve Value CPI Adjustment Rate will be equal to (F/G) – 1, where:

F = The CPI Value published in December of the calendar year immediately preceding the January 1st Adjustment Date; and

G = The CPI Value published in December two calendar years preceding the January 1st Adjustment Date.

Scheduled Payments
The initial Scheduled Payment to be paid under this Rider is shown on the Contract Data Page.

Scheduled Payments due on or after each January 1st following the Rider Date will be adjusted for changes in the CPI as described in the Scheduled Payment CPI Adjustment provision.

The Scheduled Payment will be reduced by any Unscheduled Payment in the same proportion that the amount of the Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes reduces the Reserve Value.

If an Unscheduled Payment is taken, the Scheduled Payment beginning with the Scheduled Payment following the Unscheduled Payment will equal A times 1 – (B/C), where:

A = The Scheduled Payment prior to the Unscheduled Payment;

B = The amount of the Unscheduled Payment, any related Unscheduled Payment Charge and any deduction for any premium taxes; and

C = The Reserve Value immediately preceding the Unscheduled Payment.

The Scheduled Payment frequency is shown on the Contract Data Page and may not be changed after the Rider Date.

The Owner shall assume all responsibility for claims against us arising out of any Scheduled Payment paid as directed by the Owner.

Scheduled Payments may not be commuted, transferred or assigned.

Scheduled Payment CPI Adjustment
The Scheduled Payment will be adjusted each January 1st following the Rider Date.  The Scheduled Payment CPI Adjustment is made before any deduction then due for a Scheduled Payment, an Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes.  The Scheduled Payment CPI Adjustment can increase or decrease the Scheduled Payment depending on the change in the CPI Value.

After the Scheduled Payment CPI Adjustment, the Scheduled Payment will be equal to A + B, where:

A= The Scheduled Payment in effect on December 31st of the calendar year preceding the January 1st Adjustment Date, after any deduction then due for an Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes; and

B= The applicable Scheduled Payment CPI Adjustment.

The Scheduled Payment CPI Adjustment will be equal to A times C, where:

A= The Scheduled Payment in effect on December 31st of the calendar year preceding the January 1st Adjustment Date, after any deduction then due for an Unscheduled Payment and any related Unscheduled Payment Charge and any premium taxes; and

C= The applicable Scheduled Payment CPI Adjustment Rate.

Scheduled Payment CPI Adjustment (continued)
The first Scheduled Payment CPI Adjustment Rate will be calculated on the January 1st immediately following the Rider Date.  The first Scheduled Payment CPI Adjustment Rate will be equal to (D/E) – 1, where:

D = The CPI Value published in December of the calendar year immediately preceding the first January 1st Adjustment
Date; and

E = The initial CPI Value shown on the Contract Benefit Data Page.

In no case will the first Scheduled Payment CPI Adjustment rate be less than zero.

Subsequent Scheduled Payment CPI Adjustment Rates will be calculated on each subsequent January 1st.  Each subsequent Scheduled Payment CPI Adjustment Rate will be equal to (F/G) – 1, where:

F = The CPI Value published in December of the calendar year immediately preceding the January 1st Adjustment Date;
and

G = The greater of (a) the CPI Value published in December two calendar years preceding the January 1st Adjustment
 Date or (b) the initial CPI Value.

In no case will the Scheduled Payment CPI Adjustment Rate result in a Scheduled Payment less than the applicable Guaranteed Minimum Scheduled Payment.

The Scheduled Payment CPI Adjustment can increase or decrease the Scheduled Payment, depending on changes in the CPI Value. If the CPI Value falls below the initial CPI Value shown on the Contract Benefit Data Page, the Scheduled Payment will be set equal to the applicable Guaranteed Minimum Scheduled Payment and remain at that level until the CPI Value exceeds the initial CPI Value. In the year that the CPI Value exceed the initial CPI Value, the Scheduled Payment will be increased only to the extent the CPI Value exceed the initial CPI Value.

Guaranteed Minimum Scheduled Payment
The initial Guaranteed Minimum Scheduled Payment is equal to the initial Scheduled Payment as shown on the Contract Data Page. The Guaranteed Minimum Scheduled Payment will be reduced by the same proportion that the Unscheduled Payments any related Unscheduled Payment Charge and any premium taxes reduces the Reserve Value.

If an Unscheduled Payment is taken, the Guaranteed Minimum Scheduled Payment following the Unscheduled Payment will equal A times 1 – (B/C), where:

A = The Guaranteed Minimum Scheduled Payment prior to the Unscheduled Payment;

B = The amount of the Unscheduled Payment, any related Unscheduled Payment Charge and any deduction for premium taxes; and

C = The Reserve Value immediately preceding the Unscheduled Payment.

In no event will a Scheduled Payment be less than the applicable Guaranteed Minimum Scheduled Payment.

Unscheduled Payments
The Owner may request an Unscheduled Payment at any time up to the Reserve Value less any related Unscheduled Payment Charge and any deduction for premium taxes.

During the Unscheduled Payment Charge Period, the Owner may request an Unscheduled Payments of up to 10% of the Reserve Value each Rider Year without an Unscheduled Payment Charge. Unscheduled Payments in excess of 10% of the Reserve Value in a Rider Year will be subject to an Unscheduled Payment Charge.

Unscheduled Payments reduce the Scheduled Payments and the Guaranteed Minimum Scheduled Payment in the same proportion that the Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes, reduces the Reserve Value.
The Owner shall assume all responsibility for claims against the us arising out of any Unscheduled Payment paid to a third party as directed by the Owner.

Unscheduled Payment Charge Period
The Unscheduled Payment Charge Period is the number of Rider Years during which an Unscheduled Payment Charge is applied to Unscheduled Payments taken in excess of 10% of the Reserve Value in each Rider Year. The Unscheduled Payment Charge Period is shown in the schedule below. After the Unscheduled Payment Charge Period, no Unscheduled Payment Charges apply.

Unscheduled Payment Charge Schedule
Unscheduled Payment Charges are a percentage of the Reserve Value taken in excess of 10% in each Rider Year. The Unscheduled Payment Charge Percentage may vary by the Rider Year in which the Unscheduled Payment is made. The Unscheduled Payment Charge Percentages are shown in the table below.

Unscheduled Payment Charge Schedule
Contract Years	Charge Percentage
[1	7%]
[2	7%]
[3	7%]
[4	6%]
[5	5%]
[6	4%]
[7	3%]
[8+	0%]

Waiver of Unscheduled Payment Charges for Terminal Illness and Nursing Home Confinement
After the first Rider Date Anniversary and subject to the terms of this provision, the Owner may request an Unscheduled Payment without incurring an Unscheduled Payment Charge if the Annuitant or Secondary Life is:

1.	Diagnosed with a Terminal Illness after the Rider Date; or

2.	Confined to a Nursing Home Facility. Confinement must be for at least 30 consecutive days. The Annuitant’s or Secondary Life’s confinement must begin after the first Rider Date Anniversary.

The amount available for an Unscheduled Payment will be determined on the date of the Unscheduled Payment as:

1.	The Reserve Value; less

2.	Any deduction for premium taxes.

We must receive a written request from the Owner to pay the benefit under this provision. The Reserve Value will be reduced by the amount of the Unscheduled Payment and any related premium taxes. If the Reserve Value is reduced to zero, the Rider will terminate.

Terminal Illness
A Terminal Illness is defined as when a licensed physician has diagnosed the applicable Annuitant’s or Secondary Life’s life expectancy to be twelve months or less.

The Annuitant’s or Secondary Life’s Terminal Illness must be diagnosed by a licensed Medical Doctor (M.D.) or a licensed Doctor of Osteopathy (D.O.). The M.D. or D.O. must be practicing within the scope of his or her license. The doctor may not be the Annuitant or Secondary Life.  The M.D. or D.O. cannot be the Annuitant’s or Secondary Life’s spouse, child, parent, grandparent, grandchild, sibling or in-law.

The Terminal Illness diagnosis must be confirmed in a notice to us by the attending licensed physician

Nursing Home Facility
An eligible Nursing Home Facility is an institution or special nursing unit of a hospital which meets at least one of the following three requirements:

1.	It is Medicare approved as a provider of skilled nursing care services; or

2.	It is licensed as a skilled nursing home or facility, an intermediate care facility, or a hospice facility by the jurisdiction in which it is located; or

3.	It meets all of the requirements listed below:

a.	It is licensed as a nursing home by the state in which it is located;

b.	Its main function is to provide 24-hour skilled, intermediate or custodial nursing care.

c.	It is engaged in providing continuous room and board accommodations to three or more persons.

d.	It is under the supervision of a Registered Nurse;

e.	It maintains a daily medical record of each patient; and

f.	It maintains control and documentation of all medications dispensed.

A Nursing Home Facility does not include any facility owned or operated by the confined Annuitant or Secondary Life.  It also does not include a facility owned or operated by the Annuitant’s or Secondary Life’s spouse, child, parent, grandparent, grandchild, sibling or in-law.

To be eligible for the benefit under this Rider all of the following conditions must be satisfied:

1.
The Annuitant’s or Secondary Life’s confinement must be prescribed by a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.). The M.D. or D.O. must be practicing within the scope of his or her license. The doctor may not be the confined Annuitant or Secondary Life.  The M.D. or D.O. can not be the Annuitant’s or Secondary Life’s spouse, child, parent, grandparent, grandchild, sibling or in-law.

2.	The Annuitant’s or Secondary Life’s confinement must be medically necessary. The confinement must be:

a.	Appropriate and consistent with the diagnosis in accordance with accepted standards of practice; and

b.	Necessary to avoid adversely affecting the confined Annuitant’s or Secondary Life’s condition.

Such a diagnosis must be confirmed in a notice to us by the attending licensed physician.

1. We must receive proof in a notice of the Annuitant’s or Secondary Life’s confinement.

2. The Owner must request the benefit no later than 90 days after the date the confinement has ceased.

We reserve the right to require, at our expense, an examination by a physician of our choice to confirm the diagnosis. We also reserve the right to require documents from the Annuitant’s or Secondary Life’s attending physician that support the diagnosis. If there is a difference of opinion between the Annuitant’s or Secondary Life’s attending physician and our physician as to the diagnosis, we will require that a third opinion be obtained from a mutually acceptable physician. This third opinion will be obtained at our expense and will be mutually binding.

Death of Owner, Annuitant, or Secondary Life
If any Owner (who is not the Annuitant) dies while this Rider is in force, the holder of the rights of ownership may:

1. Terminate this Contract and receive the Death Benefit, if any, in a lump-sum; or

2. Continue this Contract in force and receive Scheduled Payments and Unscheduled Payments until the later of (i) the Death Benefit being reduced to zero (if the Annuitant and Secondary Life is not living at the time of the death of the Owner, this may necessitate a reduced final Scheduled Payment to reduce the Death Benefit to zero), or (ii) the death(s) of the Annuitant and any Secondary Life.

If the Annuitant dies (whether not the Annuitant is an Owner) while this Rider is in force, the holder of the rights of ownership may:

1. Terminate this Contract and receive the Death Benefit, if any, in a lump-sum; or

2. Continue this Contract in force and receive Scheduled Payments and Unscheduled Payments , less any Unscheduled Payment Charge until the later of (i) the Death Benefit being reduced to zero (this may necessitate a reduced final Scheduled Payment to reduce the Death Benefit to zero), or (ii) the death of any Secondary Life.

If the Secondary Life (who is not an Owner) dies while this Rider is in force, the holder of the rights of ownership may:

1. Terminate this Contract and receive the Reserve Value, if any, less any Unscheduled Payment Charges, in a lump-sum; or

2. Continue this Contract in force and receive Scheduled Payments and Unscheduled Payments , less any Unscheduled Payment Charge,  until the later of (i) the Reserve Value being reduced to zero (this may necessitate a reduced final Scheduled Payment to reduce the Reserve Value to zero), or (ii) the death of the Annuitant.

Death Benefit means the greater of:

a. The Reserve Value; or

b. The Initial Reserve Value, less all Scheduled and Unscheduled Payments, less any Unscheduled Payment Charges

Termination of Rider if Unscheduled Payment Reduces Reserve Value to Zero
This Rider will terminate if the deduction for an Unscheduled Payment, any related Unscheduled Payment Charge and any premium taxes reduces the Reserve Value to zero. If the Reserve Value is reduced to zero and the sum of the Scheduled and Unscheduled Payments made, plus all unscheduled Payment Charges incurred, is less than the initial Reserve Value, we will pay the holder of the rights of ownership, the difference.

If we make any Scheduled or Unscheduled Payments after the date this Rider should have been terminated, any such payments made are recoverable by us. The Owner(s) or the holder of the rights of ownership will be liable to the Company for the amount of such payments made.

The Lincoln National Life Insurance Company

/s/ Dennis R. Glass
Dennis R. Glass
President

The Lincoln National Life Insurance Company

Amendatory Endorsement for Rider Form AR-525 (2-09)

This amendatory endorsement is a part of the Rider to which it is attached and it takes effect on the Rider Date.  This amendatory endorsement is subject to the terms and conditions of the Rider unless otherwise stated herein.  In the event of a conflict, the terms of this amendatory endorsement will govern. This amendatory endorsement will terminate upon termination of the Rider.

The Rider provisions are amended as follows:

1) The reference to "Contract Years" in the heading under the “Unscheduled Payment Charge Schedule" is amended to read "Rider Years."

2) The following definitions are added as a new section:

Rider Date is the effective date of this Rider.  It is shown on the Contract Benefit Data Page.  For purposes of this Rider, a Rider Date anniversary is the same calendar day as the Rider Date, each calendar year.

Rider Year means each 12-month period starting with the Rider Date and each Rider Date anniversary thereafter.  For purposes of this Rider, a Rider Year begins on the same calendar day as the Rider Date, each calendar year.

3) The language in the “Death of Owner, Annuitant, or Secondary Life” is amended as follows:

A)	The reference to "Death Benefit" is amended to read "Reserve Value" in the continuation options upon the death of (i) any Owner (who is not the Annuitant) and (ii) the Annuitant; and

B)
The reference to “Unscheduled Payments” is amended to read “Unscheduled Payments less any Unscheduled Payment Charges” in the continuation option upon the death of any Owner (who is not the Annuitant); and

C)
The reference to "Reserve Value, if any, less any Unscheduled Payment Charges” is amended to read “Death Benefit, if any" in the termination option upon the death of the Secondary Life (who is not an Owner).

Signed for by the Company.

/s/ Charles A. Brawley II

Secretary

AE-525(7-09)

CONTRACT BENEFIT DATA

CONTRACT NUMBER: [JP123456789]

Owner:                                [John Doe]
Joint Owner:                        [Jane Doe]

Annuitant:                      [John Doe]
Age Nearest Birthday:         [50]
Sex:           [Male]

Secondary Life:                   [Jane Doe]
Age Nearest Birthday:         [50]
Sex:           [Female]

Rider Date:                                [March 1, 2009]
Initial Scheduled Payment Date:     [March 24, 2009]
Payment Frequency:      [Monthly]

Contract Value on Rider Date:                                       [$100,000.00]
Initial Reserve Value:                                                    [$100,000.00]

Initial Scheduled Payment:                                             [$1,000.00]
Initial Guaranteed Minimum Scheduled Payment:        [$1,000.00] \Initial CPI Value:                    [980]

CBD SI 2/09